Exhibit 23(a)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement of NCT Group, Inc. and subsidiaries (the "Company") on Form S-1 (File Nos. 333-64967, 333-43387, 333-82359, 333-87757, 333-35210, 333-47084 and 333-60574)
and on Form S-8 (File Nos. 333-11213 and 333-47956) of our report, which includes explanatory paragraphs about the existence of substantial doubt concerning the Company's ability to continue as a going concern and the adoption of the new accounting standard on goodwill and other intangible assets, dated February 20, 2003 except with respect to Note 26 dated March 13, 2003, on our audits of the consolidated financial statements for the years ended December 31, 2001 and 2002 which report is included in this Annual Report on Form 10-K.

We also consent to the reference to our firm as experts in the Registration Statement on Form S-1.



/s/ Eisner LLP
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    Eisner LLP

New York, New York
April 3, 2003